Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

BREF HR, LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, this (“Agreement”) of BREF HR, LLC (the “Company”), is entered into as of March 1, 2011 by BREF HR Management, LLC (the “Class A Member”), Brookfield Financial, LLC as to its Series B (the “Class B Member”; and together with the Class A Member, the “Members”) and Michelle A. Dreyer (“Springing Member 1”) and Mary S. Stawikey (“Springing Member 2”), as the Springing Members and the Independent Directors (as defined on Schedule A hereto). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

The Members, by execution of this Agreement, hereby form the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), and this Agreement, and the Members hereby agree as follows:

Section 1. Name.

The name of the limited liability company formed hereby is BREF HR, LLC.

Section 2. Principal Business Office.

The principal business office of the Company shall be located at c/o Brookfield Real Estate Financial Partners LLC, Three World Financial Center, 200 Vesey Street, 11th Floor New York, New York 10281 or such other location as may hereafter be determined by the Class A Member.

Section 3. Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

Section 4. Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

Section 5. Members.

(a) The mailing address of the Members are set forth on Schedule B attached hereto. The Members were admitted to the Company as members of the Company upon their execution of a counterpart signature page to this Agreement.

(b) Upon the occurrence of any event that causes the Members to cease to be a members of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Members of all of their limited liability company interest in the Company and the admission of the transferee, or (ii) the resignation of the Members and the admission of an additional member of the Company) (a “Member Cessation Event”), Springing Member 1 shall, without any action of any Person and simultaneously with the Member Cessation Event, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. If, however, at the time of a Member Cessation Event, Springing Member 1 has died or is otherwise no longer able to step into the role of Special Member, then in such event, Springing Member 2 shall, simultaneously with the Member Cessation Event and without any action of any Person automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. It is the intent of these provisions that the Company never have more than one Special Member at any particular point in time. No Special Member may resign from the Company or transfer its rights as Special Member unless a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement. The Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member. The Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, a Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of the Special Member, each of Springing Member 1 and Springing Member 2 shall execute a counterpart to this Agreement. Prior to its admission to the Company as a Special Member, each person acting as Springing Member 1 or Springing Member 2 shall not be a member of the Company.

(c) The Company shall at all times have a Springing Member 1 and a Springing Member 2 who shall also be Independent Directors. No resignation or removal of a Springing Member, and no appointment of a successor Springing Member, shall be effective unless and until such successor shall have executed a counterpart to this Agreement. In the event of a vacancy in the position of Springing Member 1 or Springing Member 2, the Class A Member shall, as soon as practicable, appoint a successor Springing Member to fill such vacancy. By signing this Agreement, a Springing Member agrees that, should such Springing Member become a Special Member, such Springing Member will be subject to and bound by the provisions of this Agreement applicable to a Special Member.

(d) Notwithstanding any provision to the contrary herein but subject to Section 5(e) below, during the time the Company is registered with the Nevada Gaming Commission (the “Commission”) as a holding or intermediary company, no Person, including a Springing Member, may become a Member of the Company and no interest in the Company may be issued or transferred without the prior required approvals of the Commission.

(e) Notwithstanding anything to the contrary contained herein, the Class B Member may (i) cause the Class A Member to resign and forfeit its interest in the Company, with or without cause, and (ii) admit a new Class A Member with the same rights and obligations as the prior Class A Member, subject to the prior approval of the Commission of such new Class A Member.

Section 6. Certificates.

The Company has been formed as a Delaware limited liability company pursuant to the Act. A Certificate of Formation of the Company was filed with the Secretary of State of Delaware on February 11, 2011. The Class A Member or one of the duly appointed Authorized Representatives (as defined herein) shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in Delaware and in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7. Purposes. The purpose to be conducted or promoted by the Company is to engage exclusively in the following activities:

(i)	(A) to acquire, hold, sell, transfer, exchange and dispose of the limited liability company interests (collectively, the “Interests”) in and to (i) HRHH JV Junior Mezz, LLC, a Delaware limited liability company (“JV Junior Mezz Borrower”) and (ii) HRHH Gaming Junior Mezz, LLC, a Delaware limited liability company (“Gaming Junior Mezz Borrower”, and together with JV Junior Mezz, the “Subsidiaries”), to act as the sole member of the JV Junior Mezz Borrower and Gaming Junior Mezz Borrower, and to do any and all things necessary or incidental to any of the foregoing to carry out and further the business of the Company as contemplated herein; and

(ii)	to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and reasonably necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

Section 8. Powers.

The Company, and the Class A Member, on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish the purposes set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9. Management.

(a) Except as specifically provided herein, the business and affairs of the Company shall be managed by or under the direction of the Class A Member and in compliance with the requirements of the Nevada Gaming Control Act (Nevada Revised Statutes Chapter 463 as amended) and the Regulations promulgated thereunder (collectively, the “Gaming Laws”). The Class B Member shall not participate in the management or control of the business of, and shall not have any rights or powers with respect to, the Company except those expressly granted to it by the terms of this Agreement, or those conferred on it by law. Notwithstanding the foregoing, the Class A Member shall be permitted to transfer, assign, convey or otherwise dispose of any asset of the Company or its subsidiaries only with the written consent of the Class B Member.

(b) Powers.

(i)	The Class A Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Section 7, the Class A Member has the sole authority to bind the Company.

(ii)	Subject to the Gaming Laws, the Class A Member may, from time to time, designate one or more representatives (each an “Authorized Representative”), any of whom individually is authorized by the Class A Member to execute on behalf of the Company as an Authorized Representative any documents, agreements, indentures and letters the Class A Member may authorize from time to time. Unless otherwise designated by the Class A Member by resolution or written consent, the Class A Member hereby designates the following individuals as Authorized Representatives:

Andrea Balkan

Theresa A. Hoyt

Paul Sisson

Justin Monge

John Y. Lee

All acts and things heretofore done by any Authorized Representative on behalf of the Company, on or prior to the date on which the Members have executed this Agreement, in the furtherance of the Company’s purposes as set forth in Section 7, are hereby ratified, confirmed and approved in all respects as acts on behalf of the Company.

(c) Class A Member as Agent. To the extent of its powers set forth in this Agreement, the Class A Member is an agent of the Company for the purpose of the Company’s business, and the actions of the Class A Member taken in accordance with such powers set forth in this Agreement shall bind the Company.

(d) Limitations on the Company’s Activities.

(i)	This Section 9(d) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii)	The Members shall not amend, alter, change or repeal Sections 1, 5(b), 5(c), 7, 8, 9, 10, 15, 19, 20, 22, 23, 24, 25, 28, 29, 30, or 34 or Schedule A of this Agreement (collectively, the “Special Purpose Provisions”) without the unanimous written consent of the Independent Directors. Subject to this Section 9(d), the Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 30.

(iii)	Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Members or any other Person, neither the Members nor any other Person shall be authorized or empowered on behalf of the Company to, nor shall they permit the Company to, and the Company shall not, without the prior unanimous written consent of the Class A Member and all Independent Directors take any Material Action with respect to the Company, provided, however, the Class A Member may not vote on, or authorize the taking of, any Material Action, unless there are at least two Independent Directors then serving in such capacity and each Independent Director has voted for or authorized the taking of such Material Action.

(iv)	The Class A Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its material rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such material right or franchise if the Class A Member shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company. The Company shall, and the Member shall cause the Company to:

(A)	be organized solely for the purpose set forth in Section 7(a) of this Agreement;

(B)	not engage in any business unrelated to the acquisition, ownership, holding, pledging or management of the Interests;

(C)	not have any assets other than those related to the Interests;

(D)	not seek or consent to the fullest extent permitted by law any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets or amendment of its certificate of formation or this Agreement with respect to the matters set forth in this Section 9(d);

(E)	intend to remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that this shall not require the Members to make additional capital contributions to the Company;

(F)	not fail to correct any known misunderstanding regarding the separate identity of the Company;

(G)	maintain its accounts, books and records separate from any other Person and file its own tax returns, except to the extent that (i) it has been or is required to file consolidated tax returns by law or (ii) is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;

(H)	maintain its own records, books, resolutions and agreements;

(I)	(i) not commingle its funds or assets with those of any other Person and (ii) not participate in any cash management system with any other Person;

(J)	hold its assets in its own name;

(K)	conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of the Company, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (Z) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Company;

(L)	maintain its financial statements, accounting records and other entity documents separate from any other Person and not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP (or such other accounting basis acceptable to the Lender); provided, however, the Company’s assets may be included in a consolidated financial statement of its Affiliates; provided that (i) an appropriate notation shall be made on such consolidated financial statement to indicate the separateness of the Company from such Person and to indicate that the Company’s assets and liabilities are not available to satisfy the debts and other obligations of such Person or any other Person and (ii) such assets shall also be listed on the Company’s own separate balance sheet;

(M)	pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets; provided, however, this provision shall not require the Members to make additional capital contributions to the Company;

(N)	maintain, or contract with an Affiliate to maintain, subject to the requirements of Subsection (Z) below, a sufficient number of employees (if any) in light of its contemplated business operations; provided, however, this provision shall not require the Member to make additional capital contributions to the Company;

(O)	observe all Delaware limited liability company formalities;

(P)	have no Indebtedness other than (i) the taxes, and (ii) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not to exceed $200,000 that are the subject of a good faith dispute by the Company, in appropriate proceedings therefor, and for which adequate reserves have been established by the Company); provided that any Indebtedness incurred pursuant to subclause (ii) shall be (A) paid within sixty (60) days of the date incurred (other than attorneys’ and other professional fees) and (B) incurred in the ordinary course of business;

(Q)	(i) not assume or guarantee or become obligated for the debts of any other Person, and (ii) not hold out its credit as being available to satisfy the obligations of any other Person;

(R)	other than the Interests, not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(S)	allocate, fairly and reasonably, any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate; provided, however, to the extent invoices for such services are not allocated and separately billed to each entity, there is a system in place that provides that the amount thereof that is to be allocated among the relevant parties will be reasonably related to the services provided to each such party;

(T)	maintain and use separate stationery, invoices and checks bearing its name. The stationery, invoices, and checks utilized by the Company to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Company’s agent;

(U)	not pledge its assets for the benefit of any other Person;

(V)	hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of the Company and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (Z) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Company;

(W)	maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(X)	not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(Y)	not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and shall not identify itself as a division of any other Person;

(Z)	except for capital contributions expressly permitted under the terms and conditions of the Company’s organizational documents and properly reflected in its books and records, not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party,;

(AA)	not have any of its obligations guaranteed by any Affiliate; and

(BB)	not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interests in any other entity, other than the Subsidiary.

Section 10. Independent Directors.

The Members shall cause the Company at all times to have at least two Independent Directors who will be appointed by the Class A Member. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Directors shall consider only the interests of the Company including its creditors, in acting or otherwise voting on the matters referred to in Section 9(d)(ii) and 9(d)(iii). No resignation or removal of an Independent Director, and no appointment of a successor Independent Director, shall be effective until such successor shall have (i) accepted his or her appointment as an Independent Director by a written instrument, which may be a counterpart signature page to the Management Agreement and (ii) executed a counterpart to this Agreement as required by Section 5(c). In the event of a vacancy in the position of Independent Director, the Member shall, as soon as practicable, appoint a successor Independent Director. Each Independent Director is a “manager” of the Company within the meaning of the Act; however, all right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement and the Independent Directors shall otherwise have no authority to bind the Company. Except as provided in the second sentence of this Section 10, the Independent Directors shall not have any fiduciary duties to the Members or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to the Company, the Members or any other Person bound by this Agreement for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. No Independent Director shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

Section 11. Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and none of the Members, any Springing Member or any Independent Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Springing Member or Independent Director of the Company.

Section 12. Capital Contributions.

The Members have contributed to the Company property of an agreed value as listed on Schedule B attached hereto.

Section 13. Additional Contributions.

The Members are not required to make any additional capital contribution to the Company. However, the Members may make additional capital contributions to the Company at any time upon the written consent of such Member. To the extent that the Members make an additional capital contribution to the Company, the Class A Member shall revise Schedule B of this Agreement. The provisions of this Agreement, including this Section 13, are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 14. Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Class B Member.

Section 15. Distributions.

Distributions shall be made to the Class B Member at the times and in the aggregate amounts determined by the Class A Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Class B Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

Section 16. Books and Records.

The Class A Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The Class B Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company’s books of account shall be kept using the method of accounting determined by the Class A Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Class A Member.

Section 17. Intentionally Omitted.

Section 18. Other Business.

The Members and their Affiliates, the Springing Members and the Independent Directors may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others notwithstanding any provision to the contrary at law or in equity. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 19. Exculpation and Indemnification.

(a) To the fullest extent permitted by law, neither Member, nor any Springing Member, nor any Independent Director, nor any officer, employee or agent of the Company nor any employee, representative, agent or Affiliate of any Member (collectively, the “Covered Persons”) shall, to the fullest extent permitted by law, be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 19 by the Company shall be provided out of and to the extent of Company assets only, and such Member shall not have personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 19.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(f) The foregoing provisions of this Section 19 shall survive any termination of this Agreement.

Section 20. Assignments.

Each Member may assign in whole or in part its limited liability company interest in the Company. Subject to Section 29, if a Member transfers all of its limited liability company interest in the Company pursuant to this Section 20, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be such Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 21. Intentionally Omitted.

Section 22. Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the written consent of the Class A Member and the Class B Member.

Section 23. Dissolution.

(a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Members to cease to be members of the Company (other than (i) upon an assignment by a Members of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 20 and 22, or (ii) the resignation of any Member and the admission of an additional member of the Company pursuant to Sections 22), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the Members in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member or a Special Member shall not cause the Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) Notwithstanding any other provision of this Agreement, each Member and Special Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of such Member or Special Member, or the occurrence of an event that causes such Member or a Special Member to cease to be a member of the Company.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(e) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Class B Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 24. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. No Member shall have any interest in any specific assets of the Company, and no Member shall have the status of a creditor with respect to any distribution. The interest of each Member in the Company is personal property.

Section 25. Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of a Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 30).

Section 26. Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 27. Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 28. Binding Agreement.

Notwithstanding any other provision of this Agreement, the Members agree that this Agreement constitutes a legal, valid and binding agreement of the Members and enforceable against the Members.

Section 29. Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 30. Amendments.

This Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Members.

Section 31. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 32. Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of any Member, to such Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 33. Effectiveness.

Pursuant to Section 18-201 (d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State on February 11, 2011.

Section 34. Article 8 Opt-In.

The Company hereby irrevocably elects that all limited liability company interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. Each certificate evidencing limited liability company interests in the Company shall bear the following legend:

“This certificate evidences an interest in BREF HR, LLC and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction. Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.”

Section 35. Gaming Provisions.

In addition to the purposes set forth in Section 7, the character and general nature of the business to be conducted by the Company is to be registered by the Commission as a holding or intermediary company Notwithstanding anything to the contrary expressed or implied in this Agreement, upon being registered by the Commission as an holding or intermediary company the sale, assignment, transfer, pledge or other disposition of any interest in the Company shall be ineffective unless approved in advance by the Commission. If at any time the Commission finds that a Member which owns any such interest is unsuitable to hold that interest, upon notification to the Company by the Commission of that fact, the Company shall, within 10 days from the date that it receives the notice from the Commission, return to the unsuitable Member the amount of the Member’s capital account as reflected on the books of the Company. Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the Company, it is unlawful for the unsuitable Member: (a) to receive any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Company, other than a return of capital as required above; (b) to exercise directly or through a trustee or nominee, any voting right conferred by such interest; (c) to participate in the management of the business and affairs of the Company; or (d) to receive any remuneration in any form from the Company, for services rendered or otherwise. Any Member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company, at which time the Company shall within 10 days, after the Company receives notice from the Commission, return to the Member in cash, the amount of the Member’s capital account as reflected on the books of the Company, and the unsuitable Member shall no longer have any direct or indirect interest in the Company.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the 1st day of March, 2011.

CLASS A MEMBER:

BREF HR MANAGEMENT, LLC, a Delaware limited liability company

By:	/s/ Theresa A. Hoyt
Name:	Theresa A. Hoyt
Title:	Authorized Representative

CLASS B MEMBER:

BROOKFIELD FINANCIAL, LLC AS TO ITS SERIES B, a Delaware limited liability company

By:	/s/ Theresa A. Hoyt
Name:	Theresa A. Hoyt
Title:	Vice President

[Limited Liability Company Agreement of BREF HR, LLC]

SPRINGING MEMBERS/INDEPENDENT DIRECTORS:

/s/ Michelle A. Dreyer
Name:	Michelle A. Dreyer
Springing Member 1

/s/ Mary S. Stawikey
Name:	Mary S. Stawikey
Springing Member 2

[Limited Liability Company Agreement of BREF HR, LLC]

SCHEDULE A

Definitions

A.	Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Authorized Representative” has the meaning set forth in Section 9(b).

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on February 11, 2011, as amended or amended and restated from time to time.

“Class A Member” means BREF HR Management, LLC, a Nevada limited liability company.

“Class B Member” means Brookfield Financial, LLC as to its Series B, a Delaware limited liability company.

“Commission” has the meaning set forth in Section 5(d).

“Company” means BREF HR, LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 18(a).

“Gaming Junior Mezz Borrower” has the meaning set forth in Section 7.

“Gaming Laws” has the meaning set forth in Section 9(a).

“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally recognized company and (ii) provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(i)	a member, partner, equityholder, manager, director, officer or employee of any Subsidiary or any of its respective equityholders or Affiliates, (other than as an independent director, springing member or special member of any Subsidiary or an Affiliate of any Subsidiary and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional independent directors or managers in the ordinary course of its business);

(ii)	a creditor, supplier or service provider (including provider of professional services) to any Subsidiary or any of its respective equityholders or Affiliates (other than as an independent director, springing member or special member of any Subsidiary or any equity holder or an Affiliate of any Subsidiary);

(iii)	a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv)	a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director of a “special purpose entity” affiliated with any Subsidiary shall be qualified to serve as an independent director of the Company, provided that the fees that such individual earns from serving as an independent director of Affiliates of any Subsidiary in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the Special Purpose Provisions of this Agreement.

“Interests” has the meaning set forth in Section 7.

“JV Junior Mezz Borrower” has the meaning set forth in Section 7.

“Management Agreement” means the agreement of the Independent Directors in the form attached hereto as Schedule C. The Management Agreement shall be deemed incorporated into, and a part of, this Agreement.

“Member” means each of the Class A Member and the Class B Member.

“Member Cessation Event” has the meaning set forth in Section 5(b).

“Organizational Documents” shall mean this Agreement, and the certificate of formation of the Company.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 5(c), a person acting as either Springing Member 1 or Springing Member 2, in such person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Special Purpose Provisions” has the meaning set forth in Section 9(d).

“Springing Member” means a Person who is not a member of the Company but who has signed this Agreement in order that, upon the conditions described in Section 5(c), such Person can become the Special Member without any delay in order that at all times the Company shall have at least one member. One Springing Member shall sign this Agreement as (and thereby be designated as) “Springing Member 1” and the other shall sign this Agreement as (and thereby be designated as) “Springing Member 2”.

“Subsidiaries” has the meaning set forth in Section 7.

B.	Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

Members

CLASS B MEMBER	Mailing Address	Agreed Value of Capital Contribution	Limited Liability Company interest
Brookfield Financial, LLC as to its Series B	c/o Brookfield Real Estate Financial Partners LLC Three World Financial Center, New York, New York 10281-1021, Attention: Theresa Hoyt	$100.00	100% of the Class B Units

CLASS A MEMBER	Mailing Address	Agreed Value of Capital Contribution	Limited Liability Company interest
BREF HR Management, LLC	c/o Brookfield Real Estate Financial Partners LLC Three World Financial Center, New York, New York 10281-1021, Attention: Theresa Hoyt	$100.00	100% of the Class A Units

SCHEDULE C

Management Agreement

                 , 201

BREF HR, LLC

c/o Brookfield Real Estate Financial Partners, LLC

Three World Financial Center, 200 Vesey Street, 11th Floor

New York, New York 10281

Re: Management Agreement – BREF HR, LLC

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned Persons, who have been designated as managers of BREF HR, LLC, a Delaware limited liability company (the “Company”), in accordance with the Limited Liability Company Agreement of the Company, dated as of March 1, 2011, as it may be amended, modified, supplemented or restated from time to time (the “LLC Agreement”), hereby agree as follows:

1. Each of the undersigned accepts such Person’s rights and authority as an Independent Director under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as an Independent Director under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as an Independent Director is designated or until such Person’s resignation or removal as an Independent Director in accordance with the LLC Agreement. Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.

2. Each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.

3. THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Initially capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.

This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

C-2